Exhibit 99

Cortland Bancorp ready for return

By LARRY RINGLER Tribune Chronicle
POSTED: September 18, 2009

CORTLAND — Only a few days after turning 74, Rodger W. Platt sounded like a man on a mission as he talked about coming out of retirement to become interim president at Cortland Bancorp.

’’What I’ll do is right the ship, get the stock up and bring us back to profitability. We’re well on our way already,’’ he said Thursday.

’’My stock is down just like everyone else’s and I don’t like it. I’m going to drive that up, and the way to do that is make money,’’ he said.

Platt returned as interim president and chief executive officer of Cortland Bancorp and its Cortland Savings and Banking Co. unit following the resignation of Lawrence A. Fantauzzi, who on Sept. 4 announced his resignation, effective Oct. 2. Directors accepted it at their Sept. 8 meeting.

Fantauzzi is entitled to an early retirement benefit of $53,474 annually for 15 years, according to the company’s filing with the U.S. Securities and Exchange Commission. Platt will be paid $4,000 a month.

Company shares have plunged 72.3 percent to $3.70 on the day of Fantauzzi’s resignation from $13.38 on Sept. 3, 2008. Shares gained 10 cents Thursday to close at $3.70.

Cortland Bancorp reported losing $4.6 million in its April-June second quarter and $6.6 million over its last three quarters.

Platt, who said he turned 74 on Monday, declined to talk about issues that led to the Fantauzzi’s departure after nearly four years because ''I’m not on the board.’’

He stressed daily operations will be handled by senior vice presidents James M. Gasior and Timothy Carney.

Platt said he expects to lead the company for only three or four months while directors search for a permanent leader.

’’I want to give them plenty of time so they don’t have to rush to find someone,’’ he said, adding the job isn’t something ''I want to do long-term.’’

The company will make ''some money’’ in the October-December fourth quarter, do even better in the January-March first quarter and be on the road to recovery, ''all things being equal,’’ he said.

There’s ''nothing tricky’’ about what has to be done, chiefly revamping the balance sheet, something the bank ''has already done considerable work’’ toward achieving while under oversight by the Federal Reserve and state regulators, he said.

Platt said the bank didn’t get into subprime loans, which created huge losses for lenders around the country. The bank’s key goals include resolving its Collaterized Debt Obligations, or CDOs, along with shifting into different assets that are safer but still produce income, he said.

CDOs include mortgages, commercial real estate bonds and corporate loans that are packaged, then divided into different levels of safety and interest rates for sale to investors.

Cortland Bancorp’s problem is that it’s at the ''mezzanine’’ level, meaning it doesn’t get paid until two higher levels are paid, Platt said.

’’The CDO is the thing that’s weighing us down,’’ he said.

The bank also has too much money in Federal Reserve overnight funds, which pays a miniscule return. The money needs to be lent or put into higher-yielding investments in order for the bank to boost profits, he said.

The company is seeking securities that are considered safe, including federal agencies such as Ginnie Mae, Fannie Mae, Freddie Mac and high-grade municipal bonds, he said.

’’Those are seasoned and safe and short-term, about three years or less,’’ he said.

Platt said the bank is looking to cut expenses. One way, he said, is to trim its Federal Home Loan Bank borrowing because the rates are high yet generate very little income.

’’The theory is you can make money by taking their money and offset it with some investment or loan,’’ he said. ''The problem is the loans get paid off, and you’re left with the obligations. You can’t pay it off until it’s due or there’s a substantial charge.’’

Platt emphasized his determination to bring the 117-year-old Cortland Savings and Bank back.

’’I want my shareholders to understand we’ll be back on track very shortly,’’ he said.

lringler@tribtoday.com

2